Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-122769

PROSPECTUS SUPPLEMENT NO. 2

DATED NOVEMBER 14, 2005

(To Prospectus Dated October 27, 2005)

ACCENTIA BIOPHARMACEUTICALS, INC.

2,400,000 Shares

Common Stock

This Prospectus Supplement No. 2 supplements information contained in that certain Prospectus, dated October 27, 2005, as supplemented by Prospectus Supplement No. 1, dated November 7, 2005, relating to the offer and sale by us of 2,400,000 shares of our common stock. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 1.

On November 14, 2005, we filed a Current Report on Form 8-K containing the following information:

On November 10, 2005, representatives of the Division of Special Pathogens and Transplant Products (DSPTP) of the FDA notified us by telephone that our IND for SinuNase will likely be transferred from their division to the FDA’s Division of Pulmonary and Allergy Products (DPAP). As the result of these discussions, on November 11, 2005, we voluntarily withdrew our request for a Special Protocol Assessment (SPA) for SinuNase. Assuming the transfer to DPAP is confirmed, we currently intend to consult with DPAP and plan to submit the SinuNase SPA request again to the appropriate division of the FDA, although an SPA is not necessary in order to commence and complete the clinical trials and to submit a New Drug Application for SinuNase. As the result of these developments, we do not expect to commence our Phase 3 clinical trials during calendar year 2005. Further, we cannot at this time predict the impact of these developments on our efforts to obtain an SPA for SinuNase.

The statements in this Prospectus Supplement No. 2 are intended to revise or supplement, as appropriate, the statements in the original Prospectus relating to the regulatory status of our SinuNase product candidate, including without limitation, the statements about SinuNase set forth in the following sections of the original Prospectus: PROSPECTUS SUMMARY—Accentia Biopharmaceuticals, Inc.; PROSPECTUS SUMMARY—SinuNase; RISK FACTORS—If we fail to obtain FDA approval of SinuNase, Biovaxid, or any of our other current or future product candidates, we will be unable to commercialize these products; BUSINESS—Overview; BUSINESS—Our Product Development Pipeline; and BUSINESS—SinuNase.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement (or the original prospectus dated October 27, 2005, as supplemented by Supplement No. 1) is truthful or complete. Any representation to the contrary is a criminal offense.